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                          [BF Enterprises, Inc. Letterhead]
                                                 Exhibit 5.1


                                    July 15, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

         Re:  BF Enterprises, Inc.
              1,099,413 shares of Common Stock, par value $0.10 per share
             -------------------------------------------------------------

Ladies/Gentlemen:

         The undersigned is the Senior Vice President and General Counsel of BF Enterprises, Inc., a Delaware corporation (the "Company"). This legal opinion is being provided in connection with the registration under the Securities Act of 1933, as amended (the "Act"), by the Company on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on July 15, 1997 (the "Registration Statement") of an aggregate of 1,099,413 shares (the "Total Shares") of common stock, par value $0.10 per share, of the Company. Of the Total Shares, 277,413 shares (the "Outstanding Shares") have been issued under the BF Enterprises, Inc. Amended and Restated Management Incentive Compensation Plan and the BF Enterprises, Inc. 1993 Long-Term Equity Incentive Plan (the "1993 Plan"), and the remaining 822,000 shares (the "Issuable Shares") are issuable under the 1993 Plan and the BF Enterprises, Inc. 1994 Stock Option Plan for Outside Directors (the "Director Plan").

         In connection with this opinion, the undersigned is familiar with the corporate proceedings taken by the Company in connection with the issuance of the Total Shares, and has made such other examinations of law and fact as considered necessary in order to form a basis for the opinion hereafter expressed.

         The undersigned is opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and the internal laws of the State of California, and expresses no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state.

         Based on the foregoing, the undersigned is of the opinion that:

         1. The Outstanding Shares have been duly authorized, and are validly issued, fully paid and non-assessable.

         2. The Issuable Shares have been duly authorized, upon issuance and delivery in the manner contemplated by the 1993 Plan and the Director Plan, and upon the completion of all actions and proceedings required on the Company's part to be taken prior to the issuance and delivery of the Issuable Shares pursuant to the terms of the 1993 Plan and the Director Plan, the Issuable Shares will be validly issued, fully paid and non-assessable.


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         The undersigned consents to the filing of this opinion as an exhibit to the Registration Statement.

                             Very truly yours,

                             /s/ John M. Price
                             General Counsel of the Company